EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of InterMune, Inc. for the registration of up to $200,000,000 of its debt securities, common stock, preferred stock and warrants to purchase debt securities, common stock or preferred stock and to the incorporation by reference therein of our reports (a) dated March 10, 2009 (except for the retrospective adjustments and revised disclosures summarized in Note 1 and discussed in Notes 12, 14 and 21, as to which the date is August 27, 2009), with respect to the consolidated financial statements of InterMune, Inc. included in its Current Report on Form 8-K filed September 1, 2009, and (b) dated March 10, 2009 with respect to the financial statement schedule of InterMune, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of InterMune, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

September 2, 2009